Exhibit 8.1

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is entered into as of January 30, 2020, by Investment Grade R.E. Income Fund, L.P., (the “Sponsor”), and First Foundation Bank, a California state banking corporation (in its capacity as escrow holder the “Escrow Agent”).

RECITALS

This Agreement is being entered into in reference to the following facts:

(a) Offering amount of $100,000,000 in aggregate amount of beneficial interests in the [ISSUER] (the “Interests”) are being offered to investors as provided for under Regulation A (each, a “Subscriber,” and collectively the “Subscribers”) through broker-dealers (the “Soliciting Dealers”) (the “Offering”), as more particularly set forth in the Confidential Private Placement Memorandum dated on or about [TBD] (with exhibits thereto and as supplemented from time to time, collectively the “Disclosure Documents”), copies of which have been delivered to Escrow Agent.

(b) The Sponsor desires that the Escrow Agent act as escrow holder with regard to the funds received from the Subscribers (the “Proceeds”) in accordance with this Agreement and SEC Rule 15c2-4 (the “Escrow”).

(c) The Escrow Agent is willing to act in such capacity, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows.

ARTICLE 1 – ESCROW FUNDS

1.1 Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as escrow holder for the Proceeds under the terms of this Agreement. The Escrow Agent hereby accepts such appointment, subject to the terms, conditions, and limitations hereof.

1.2 Establishment of Escrow. Immediately following the Escrow Agent’s execution of this Agreement, the Escrow Agent will open a non-interest bearing escrow account for the purpose of receiving and holding the Proceeds. The Escrow Account shall be titled “First Foundation Bank, as Escrow Agent for “Investment Grade R.E. Income Fund, L.P.” (the “Escrow Account”).

1.3 Escrow Deposits.

(a) Each Subscriber or the Soliciting Dealers will be instructed by the Sponsor to remit to the Sponsor, a deposit (the “Subscriber’s Deposit”) in the form of a check, draft, wire, Automated Clearing House (ACH) transfer or money order (hereinafter “Instruments of Payment”) payable to the order of “First Foundation Bank, as Escrow Agent for Investment Grade R.E. Income Fund, LP. Following receipt by the Sponsor of a Subscriber’s Deposit, the Sponsor will promptly (a) send to the Escrow Agent the Subscriber’s name, address and total purchase price to be remitted for the Interest to be purchased by the Subscriber (the “Total Purchase Price”), and (b) remit to the Escrow Agent the Deposit. Escrow Agent shall promptly deposit the Deposit into the Escrow Account, which deposit shall occur within one (1) business day after the Escrow Agent’s receipt of the Deposit.

(b) Each Subscriber will be further instructed by the Sponsor to remit, or cause such Subscriber’s qualified intermediary to remit, to the Escrow Agent by an Instrument of Payment the amount of the Total Purchase Price for the Interest to be purchased by such Subscriber (the “Purchase Price”), or an amount that when added to the Subscriber’s Cash Deposit, will equal the Total Purchase Price, payable to the order of “First Foundation Bank, as Escrow Agent for Investment Grade R.E. Income Fund, LP.” Escrow Agent shall promptly deposit the Cash Deposit/Purchase Price into the Escrow Account within one (1) business day after the Escrow Agent’s receipt of the same.

(c) Escrow Agent shall have no obligation to accept Proceeds or documents from any party other than the Subscribers, the Soliciting Dealers or the Sponsor with respect to the Escrow. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Sponsor. Proceeds in the form of wire or other electronic funds transfers are deemed deposited into the Escrow Account and considered “Collected Funds” when received by the Escrow Agent. Any Proceeds deposited in the form of a check, draft or similar instrument are deemed deposited when the collectability thereof has been confirmed; after such time, such Proceeds are considered “Collected Funds.” Should any check be returned to Escrow Agent as uncollectible for any reason, the Escrow Agent will charge the amount of such unpaid check to Escrow, notify the Sponsor of the amount of such return check, the name of the Subscriber and the reason for return, and return the check to the party that submitted the check. For Deposits made with insufficient time for the funds to become collected funds in the Sponsor’s Account prior to a distribution event, the Sponsor agrees to indemnify the Escrow Agent for any overdraft costs incurred by the Escrow Agent as a result of any immediate advance of funds by the Escrow Agent from a check or series of checks and any check(s) that are returned for example, as a stopped payment or non-sufficient funds to Escrow Agent.

(d) Escrow Agent will hold all Proceeds in Escrow, free from any liens, claims or offsets from any third parties, and such monies shall not become the property of the Sponsor, the Subscriber or any Soliciting Dealer, nor shall such monies become subject to the debts thereof or the debts of the Escrow Agent, unless and until the conditions set forth in these instructions to disbursement of such monies to the Sponsor have been fully satisfied.

(e) The Proceeds shall be disbursed by the Escrow Agent from the Escrow Account by wire transfer of funds or by check payable to the appropriate distribute at the address set forth herein, except for disbursements of Proceeds payable to the Escrow Agent under the terms hereof.

(f) The Escrow Agent shall not be required to take any action under this Section 1.3 or any other section hereof until it has received proper written notification from the Sponsor. The Escrow Agent shall not be required to release any funds that constitute the Proceeds unless the funds represented thereby are Collected Funds.

1.4 Investments.

(a) All funds in the Escrow Account will be held by Escrow Agent in a First Foundation Bank non-interest bearing account, unless otherwise requested by the Sponsor in writing. If the Sponsor so requests, funds in the Escrow Account will be held by Escrow Agent in a First Foundation Bank interest bearing account at First Foundation Bank’s then applicable rate being used for similar accounts. No funds will earn interest until a subscriber’s check has been collected in good funds. The Escrow Agent shall not be obligated to earn any particular yield or rate of return on the Proceeds. All interest and other earnings on the Proceeds shall be retained by the Escrow Agent until disbursed in accordance with the terms hereof. In the event the Sponsor requests funds to be deposited in an interest bearing account, the Sponsor or its affiliates shall be responsible for any interest calculations, reconciliations and IRS Form 1099 reporting requirements with respect to any interest accrued and earned by the subscribers.

(b) The Escrow Agent acknowledges that the Escrow and the Escrow Account are subject to SEC Rule 15c2-4. As interpreted, SEC Rule 15c2-4 generally requires that the Escrow Agent invest the Proceeds only in certain types of investments. Permitted investments have been interpreted to mean: (i) “bank accounts,” including bank money market accounts and savings accounts; (ii) short-term certificates of deposit issued by a bank; (iii) short-term securities issued or guaranteed by the United States Government or any agency thereof; or (iv) funds invested in such government, agency, or bank securities. The Escrow Agent acknowledges that the statutory definition of a “bank” does not include a savings and loan association. The Escrow Agent shall: (i) invest the Proceeds only in permitted investments within the meaning of SEC Rule 15c2-4; (ii) invest the Proceeds in a manner such that all invested funds shall be capable of being transmitted promptly to the persons or entities entitled thereto once the contingencies described herein have or have not occurred; and (iii) invest the Proceeds only in permitted investments, the maturity date of which shall not extend beyond the Final Closing Date (as hereinafter defined) of the Offering, unless the instrument concerned can be readily sold or otherwise disposed of for cash by the time the contingency occurs, without any dissipation of the funds invested.

(c) The Escrow Agent represents and warrants to the Sponsor, the Soliciting Dealers and the Subscribers that it is a “bank” as that term is used in SEC Rule 15c2-4.

1.5 Cancellation of Subscriptions.

(a) The Sponsor may reject or cancel any Subscriber’s offer to purchase an Interest (the “Subscription”), in whole or in part. If the Purchase Price for such rejected or canceled Subscription has been delivered to the Escrow Agent, then the Sponsor will inform Escrow Agent of the rejection or cancellation, and instruct Escrow Agent to refund the Purchase Price. Such rejection or cancellation refund shall be made without interest; provided, however, that if a Subscription is cancelled solely by reason of the Sponsor terminating the Offering, such cancellation refund shall be made with interest (if the Sponsor had directed the Escrow Agent to hold funds from all such Subscriptions in an interest bearing account) from the date of deposit.

(b) All Subscriptions are irrevocable, provided that an amount not less than the Minimum Offering is deposited into the Escrow Account, and except as otherwise provided in the Subscriber’s Subscription agreement (the “Subscription Agreement”), no such Subscriber will have any right to cancel or rescind his/its/her Subscription, except as required under the law of any jurisdiction in which the Offering is made. In the event of conflicting claims to Proceeds held in Escrow, Escrow Agent may elect to interplead the monies in accordance with Section 3.6 of this Agreement.

ARTICLE 2 – DISBURSEMENT PROCEDURES

2.1 Disbursement of Proceeds. The Escrow Agent shall hold and disburse the Proceeds in accordance with the following procedures:

(a) Subject to the provisions of subsections 2.1(b) through 2.1(g), promptly after the Escrow Agent’s receipt of written instructions from the Sponsor, the Escrow Agent shall disburse to the Sponsor or its designee (by wire transfer or such other reasonable method of payment requested by the Sponsor and offered by the Escrow Agent) the principal amount of all Proceeds then held by Escrow Agent following the deposit into the Escrow Account of Proceeds in an amount not less than the Minimum Offering (the “Initial Closing Date”). Interest accrued thereon (if any) shall be disbursed directly to the Sponsor. From and after the Initial Closing Date to and including the Final Closing Date (as hereinafter defined), the Escrow Agent shall promptly disburse to the Sponsor the principal amount of any Proceeds as and when received by the Escrow Agent as Collected Funds, together with all accrued interest thereon (if any), to the date of disbursement, whether or not the applicable Subscription Agreement has been accepted by the Sponsor or provided to the Escrow Agent. Notwithstanding the foregoing sentence, after the Initial Closing Date, the Escrow Agent shall not be obligated to disburse funds to the Sponsor more frequently than one (1) day per week.

(b) The Escrow Agent shall continue to accept deposits of additional Proceeds until a date (the “Final Closing Date”) which is the earlier of (i) the date on which the Sponsor receives and accepts Subscriptions for the Maximum Offering or (ii) the date the Sponsor in its discretion notifies the Escrow Agent of a final closing date for receipt of Proceeds. The Sponsor shall promptly notify the Escrow Agent when the Sponsor has received and accepted Subscriptions for the Maximum Offering amount. Promptly from and after the Final Closing Date, the Escrow Agent shall return directly to the Subscriber, the principal amount of any Proceeds received by the Escrow Agent after the Final Closing Date, together with all accrued interest thereon (if any) to the date of disbursement, and shall cease to accept any additional Proceeds.

(c) If the Sponsor gives notice to the Escrow Agent of the termination of the Offering, then promptly after such notification, the Escrow Agent shall return, as a complete distribution, each Subscriber’s Purchase Price, together with any interest earned thereon (if any), without deduction, penalty, or expense, to such Subscriber; provided, however, that to the extent a Subscriber’s Purchase Price was received from a qualified intermediary such funds shall be returned to such qualified intermediary. In the event of the termination of the Offering pursuant to this subsection 2.1(c), the Proceeds shall not under any circumstance be returned to the Soliciting Dealers or the Sponsor. The Sponsor represents, warrants, and agrees that the Proceeds returned to each Subscriber (or to such Subscriber’s qualified intermediary) are and shall be free and clear of any and all claims of the Sponsor and its creditors.

(d) If a Subscriber is entitled to terminate his/its/her Subscription, or the Sponsor rejects such Subscription, for which the Escrow Agent has received such Subscriber’s Cash Deposit or other Collected Funds, the Escrow Agent shall, upon the written request of the Sponsor, promptly return directly to such Subscriber the Cash Deposit and other Collected Funds deposited in the Escrow Account on behalf of such Subscriber. Interest earned on such amounts (if any) shall be paid to the Sponsor. If the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to such Subscriber after such funds have been collected. If the Escrow Agent has not yet submitted such Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.

(e) If the Sponsor is entitled to retain a Subscriber’s Cash Deposit as liquidated damages pursuant to such Subscriber’s Subscription Agreement, the Sponsor shall provide notice thereof to the Escrow Agent and the Escrow Agent shall promptly after receipt of such notice pay to the Sponsor such Subscriber’s Cash Deposit and interest (if any) earned on such amount. If the Subscriber takes action to cause the Escrow Agent to stop or redirect the liquidated damages payment to the Sponsor, the Sponsor agrees to indemnify the Escrow Agent for all costs incurred in properly carrying out its role as Escrow Agent until settlement of the dispute between the Subscriber and the Sponsor.

(f) If a Subscriber elects to remit the Total Purchase Price for such Subscriber’s purchase of an Interest in lieu of applying the Subscriber’s Cash Deposit to the Purchase Price, the Escrow Agent shall, upon the written request of the Sponsor, promptly return directly to such Subscriber the Cash Deposit deposited in the Escrow Account on behalf of such Subscriber. Any interest earned on such amounts shall be paid to the Sponsor. If the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for the Cash Deposit for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to such Subscriber after such funds have been collected. If the Escrow Agent has not yet submitted such Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.

(g) If interest is to be paid to a Subscriber as provided in this Agreement, the Sponsor or its affiliates shall be responsible for any interest calculations, reconciliations and IRS Form 1099 reporting requirements with respect to any interest accrued and earned by the subscribers, and the Sponsor shall promptly provide directly to such Subscriber the amount of the interest payable to such Subscriber, when due hereunder, calculated by the Sponsor or its affiliates in accordance with this subsection 2.1(g). If an executed IRS Form W-9 is not received for a Subscriber, the Sponsor shall remit the amount of interest to such Subscriber in accordance with the provisions hereof, withholding such amount as may be required to comply with applicable tax laws and regulations. Each Subscriber’s pro rata portion of interest income, shall be determined as follows: the total amount of interest income earned on deposits in the Escrow Account (“Escrow Income”) shall be multiplied by a fraction, (i) the numerator of which is determined by multiplying the amount deposited by or on behalf of such Subscriber times the number of days such Subscriber’s deposit has been held in the Escrow Account immediately prior to the date of disbursement, and (ii) the denominator of which is the total of the numerators for all Subscribers in account who have funds that have been held in the Escrow Account immediately prior to the date of disbursement. The Escrow Agent shall remit all such Escrow Income, upon written direction from the Sponsor, in accordance with this Agreement. So long as the Sponsor chooses to leave the Escrow Account open, it shall make regular acceptances of Subscriptions therein, but no less frequently than monthly, and the Escrow Income from the last such acceptance shall be calculated and remitted to the Sponsor, as applicable, pursuant to the provisions of this subsection 2.1(g).

ARTICLE 3 - GENERAL ESCROW PROCEDURES

3.1 Accounts and Records. The Escrow Agent shall keep accurate books and records of all transactions hereunder. The Sponsor and Escrow Agent shall each have reasonable access to one another’s books and records concerning the Offering and the Proceeds. Upon final disbursement of the Proceeds, the Escrow Agent shall deliver to the Sponsor a complete accounting of all transactions relating to the Proceeds.

3.2 Duties. The Escrow Agent’s duties and obligations hereunder shall be determined solely by the express provisions of this Agreement. The Escrow Agent’s duties and obligations are purely ministerial in nature, and nothing in this Agreement shall be construed to give rise to any fiduciary obligations of the Escrow Agent with respect to the Subscribers or to the other parties to this Agreement. Except for a possible reference to the definitions of certain words or terms defined in the Disclosure Documents, but not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect to the Disclosure Documents and shall not otherwise be concerned with the terms thereof. For purposes of communications and directives, the Escrow Agent shall not accept any instructions from a Soliciting Dealer participating in the Offering. The Escrow Agent shall not be required to notify or obtain the consent, approval, authorization, or order of court or governmental body to perform its obligations under this Agreement, except as expressly provided herein.

3.3 Liability Limited. The Escrow Agent shall not be liable to anyone whatsoever by any reason of error of judgment or for any act done or step taken or omitted by them in good faith or for any mistake of fact or law or for anything which they may do or refrain from doing in connection herewith unless caused by or arising out of their own gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for any indirect, special, consequential damages, or punitive damages. The Escrow Agent shall have no responsibility to ensure the Sponsor’s compliance with any securities laws in connection with the Offering.

3.4 Fees. The Sponsor shall pay the Escrow Agent an annual fee based on the fee schedule attached hereto as Exhibit “A.”

3.5 Exculpation. Escrow Agent’s duties hereunder shall be strictly limited to the safekeeping of monies, instruments or other documents received by the Escrow Agent and any further responsibilities expressly provided in this Agreement. The Escrow Agent will not be liable for:

(a) The genuineness, sufficiency, correctness as to form, manner or execution or validity of any instrument deposited in the Escrow, nor the identity, authority or rights of any person executing the same;

(b) Any misrepresentation or omission in the Disclosure Document or any failure to keep or comply with any of the provisions of any agreement, contract, or other instrument referred to therein; or

(c) The failure of any Soliciting Dealer or Subscriber to transmit, or any delay in transmitting, any Subscriber’s Purchase Price to Escrow Agent.

3.6 Interpleader. If conflicting demands are made or notice served upon the Escrow Agent with respect to the Escrow, then the Escrow Agent shall have the absolute right at its election to do either or both of the following:

(a) Withhold and stop all further proceedings in, and performance of, this Escrow;

and/or

(b) File a suit in interpleader and obtain an order from the court requiring the parties to litigate their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent shall be fully released from any obligation to perform any further duties imposed upon it hereunder, and the Sponsor shall pay the Escrow Agent actual costs, expenses and reasonable attorney’s fees expended or incurred by Escrow Agent, as they are incurred by the Escrow Agent.

3.7 Indemnification. The Sponsor (“Indemnifying Party”) shall defend, indemnify and hold Escrow Agent and its affiliates and their respective directors, officers, agents (“Indemnified Parties”) harmless from and against all costs, damages, judgments, attorney’s fees, expenses, obligations and liabilities of any kind or nature (“Damages”) to the fullest extent permitted by law, from and against any Damages or liabilities related to or arising out of this Agreement which the Indemnified Parties may reasonably incur or sustain in connection with or arising out of the Escrow and will reimburse the Indemnified Parties for all expenses (including attorney’s fees) as they are incurred by the Indemnified Parties in connection with investigating, preparing or defending any such action or claim whether or not in connection with pending or threatened litigation in which the Indemnified Parties is or are a party; provided, however, the Indemnifying Party will not be responsible for Damages or expenses which are finally judicially determined to have resulted solely from an Indemnified Party’s bad faith, willful misconduct or gross negligence.

3.8 Resignation. The Escrow Agent may resign as escrow holder hereunder upon fourteen (14) calendar days prior written notice to the Sponsor and shall thereupon be fully released from any obligation to perform any further duties imposed upon it hereunder. The Escrow Agent will transfer all files and records relating to the Escrow and Escrow Account to any successor escrow holder upon receipt of a copy of the executed escrow instructions designating such successor.

3.9 Filings and Resolution. Concurrently or prior to the execution and delivery of this Agreement, the Sponsor shall deliver to the Escrow Agent (a) a copy of its certificate of formation and (b) a Certificate of Authority in the form attached hereto as Exhibit “B.”

3.10 Term. The term of this Agreement shall commence as of the date and the year first above written and shall end on the date that all funds in the Escrow Account are disbursed pursuant to this Agreement and all reporting obligations specified herein have been satisfied (the “Term End Date”).

3.11 Identification Number. The Sponsor represents and warrants that (a) its Federal tax identification number TIN# 84-3342617 specified on the signature page of this Agreement underneath its signature is correct and is to be used for 1099 tax reporting purposes, and (b) it is not subject to backup withholding. The Sponsor shall provide the Escrow Agent with the TIN and verification that the person or entity is not subject to backup withholding for any person or entity to whom interest is paid on any of the Proceeds. Such verification may be evidenced by providing the Escrow Agent a Subscription Agreement containing appropriate language or a copy of a W-9.

ARTICLE 4 - GENERAL PROVISIONS

4.1 Notice. Any notice, request, demand or other communication provided for hereunder to be given shall be in writing and shall be delivered personally, by certified mail, return receipt requested, postage prepaid, or by transmission by a telecommunications device, and shall be effective (a) on the day when personally served, including delivery by overnight mail and courier service, (b) on the third business day after its deposit in the United States mail, and (c) on the business day of confirmed transmission by telecommunications device. The addresses of the parties hereto (until notice of a change thereof is served as provided in this Section 4.1) shall be as follows:

To the Escrow Agent: Attn: Jennifer Wang First Foundation Bank 18101 Von Karman Ave., Suite 750 Irvine, California 92612 Fax. No. (949) 202-4186	To the Sponsor: c/o Investment Grade R.E. Income Fund, L.P. 1470 E. Valley Rd. #5295 Santa Barbara, CA 93108-1297 Attn.: Laura S. Levy Fax. No. 1-310-858-4130

4.2 Amendments. Unless otherwise provided herein, this Agreement may be amended or further instructions given only to the extent that such amendments or instructions are consistent with, and do not add materially to, the description of the Escrow contained in the Disclosure Documents, unless an updated supplement to the Disclosure Documents is provided to all Subscribers whose Purchase Prices have been received by the Escrow Agent therefore and all Subscribers thereafter.

4.3 Facsimile. The Escrow Agent may, but need not, honor and follow instructions, amendments or other orders (“orders”) which shall be provided by telephone facsimile transmission (“faxed”) to the Escrow Agent in connection with this Agreement and may act thereon without further inquiry and regardless of whom or by what means the actual or purported signature of the Sponsor may have been affixed thereto if such signature in Escrow Agent’s sole judgment resembles the signature of the Sponsor. The Sponsor indemnifies and holds the Escrow Agent free and harmless from any and all liability, suits, claims or causes of action which may arise from loss or claim of loss resulting from any forged, improper, wrongful or unauthorized faxed order. The Sponsor shall pay all actual attorney fees and costs reasonably incurred by the Escrow Agent (or allocable to its in-house counsel), in connection with said claim(s).

4.4 Time of Essence. Time is of the essence of these and all additional or changed instructions.

4.5 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall, irrespective of the date of its execution and delivery, be deemed an original, and said counterparts together shall constitute one and the same instrument.

4.6 Governing Law. This Agreement shall be governed by, and shall be construed according to, the laws of the State of California.

4.7 Use of Name. The Sponsor will not make any reference to First Foundation Bank in connection with the Offering except with respect to its role as Escrow Agent hereunder, and in no event will the Sponsor state or imply the Escrow Agent has investigated or endorsed the Offering in any manner whatsoever.

4.8 Third Party Beneficiaries. The Soliciting Dealers, as listed in the attached Exhibit “C” shall be third party beneficiaries of this Agreement for purposes of Section 1.4.

4.9 Defined Terms. Capitalized terms used in this Agreement and not defined herein shall be interpreted to have the meaning assigned in the Disclosure Documents.

4.10 Attorneys’ Fees. In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court. The foregoing sentence shall be of no force or effect with regard to matters brought by the Escrow Agent in reliance upon Section 3.6 or with regard to Sponsor’s indemnification obligations under Section 3.7.

4.11 Exclusive Jurisdiction. The parties agree that the state and federal courts in the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties have executed this Agreement pursuant to due authority as of the date set forth above.

TIN: 84-3342617

/s/ William J. Levy
By:	William J. Levy
Its:	Signatory

By:	Laura S. Levy
Its:	Member

By:	/s/ Laura S. Levy

FIRST FOUNDATION BANK,
a California State banking corporation

/s/ Shelly O’Byrne
By:	Shelly O’Byrne

EXHIBIT “A”

Fee Schedule - First Foundation Bank

ANNUAL FEE - $ 3,500

EXHIBIT “B”

TO

ESCROW AGREEMENT

CERTIFICATE OF AUTHORITY

The undersigned hereby certifies that any one of the following persons acting alone has the authority to execute and deliver any and all documents on behalf of the undersigned in connection with the Escrow Agreement, dated as of January 20, 2020, between First Foundation Bank and Investment Grade R.E. Income Fund, LP.

Investment Grade R.E. Income Fund, LP
Sponsor

TIN: 84-3342617

By:	/s/ William J. Levy
Its:	Manager

By:	/s/ William J. Levy
Its:	Member

Title	Name	Manual Signature

Senior Director/Founder	William J. Levy	/s/ William J. Levy 01/30/20
_____________________________
Director of Operations	Laura S. Levy	/s/ Laura S. Levy 01/30/20
_____________________________

EXHIBIT “C”

TO

ESCROW AGREEMENT

LIST OF SELECTED DEALERS

Firm Name	Primary Contact Name	Telephone	Address